THE EVERGREEN FUNDS

                                             DEFERRED COMPENSATION PLAN

          This Deferred Compensation Plan, effective as of September 18, 1997, sets forth the terms whereby a Trustee of the Evergreen Funds, entitled to compensation payable by the Evergreen Funds, may defer the receipt of his or her compensation.

1.       .        DEFINITION OF TERMS AND CONDITIONS
                  ----------------------------------

          1.1 Definitions. Unless a different meaning is plainly implied by the context, the following terms as used in this Plan shall have the meanings specified below:

          (1) "Beneficiary" shall mean such person or persons designated pursuant to Section 4.3 hereof to receive benefits after the death of the Trustee.

          (2) "Board of Trustees" shall mean the Board of Trustees or the Board of Directors of an Evergreen Fund. -------------------

          (3) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

          (4) "Compensation" shall mean the amount of trustees' fees paid by an Evergreen Fund to the Trustee during a Deferral Year prior to reduction for Compensation Deferrals made under this Plan.

          (5) "Compensation Deferral" shall mean the amount or amounts of the Trustee's Compensation deferred under the provisions of Section 3 of this Plan.

          (6) "Deferral Account" shall mean the account maintained to reflect the Trustee's Compensation Deferrals made pursuant to Section 3 hereof and any other credits or debits thereto.

          (7) "Deferral Year" shall mean each calendar year during which the Trustee makes, or is entitled to make, Compensation Deferrals under Section 3 hereof.

          (8) "Evergreen Funds" shall mean any and all of the registered investment ----------------- companies currently or subsequently advised by Evergreen Investment Management Company or any of its affiliates.

          (9) "Valuation Date" shall mean the last business day of each calendar year and ---------------- any other day upon which an Evergreen Fund makes a valuation of the Deferred Account.

          1.2 Plurals and Gender. Where appearing in this Plan the singular shall include the plural and the masculine shall include the feminine, and vice versa, unless the context clearly indicates a different meaning.

          1.3 Trustees and Directors. Where appearing in this Plan, "Trustee" shall also refer to "Director" and "Board of Trustees" shall also refer to "Board of Directors."

          1.4 Headings. The headings and sub-headings in this Plan are inserted for the convenience of reference only -------- and are to be ignored in any construction of the provisions hereof.


2.       .        PERIOD DURING WHICH COMPENSATION DEFERRALS ARE PERMITTED
                  --------------------------------------------------------

          2.1 Commencement of Compensation Deferrals. The Trustee may elect, on a form provided by, and submitted to, the Secretary of an Evergreen Fund, to commence Compensation Deferrals under Section 3 hereof for the period beginning on the date such form is submitted to the Secretary of the Evergreen Fund.

          2.2 Termination of Deferrals. The Trustee shall not be eligible to make Compensation Deferrals after the ------------------------ earlier of the following dates:

          (1) The date on which he ceases to serve as a Trustee of the Evergreen Fund; or


(2)      The effective date of the termination of this Plan.

3.       .        COMPENSATION DEFERRALS
                  ----------------------

3.1      Compensation Deferral Elections.
         -------------------------------

          (1) Except as provided below, an executed deferral election on the form described in Section 2.1 hereof, must be filed with the Secretary of an Evergreen Fund prior to the first day of the Deferral Year to which it applies. The form shall set forth the amount of such Compensation Deferral (in whole percentage amounts). Such election shall continue in effect for all subsequent Deferral Years unless it is canceled or modified as provided below. Notwithstanding the foregoing, (i) any person who is elected to the Board during a fiscal year of an Evergreen Fund may elect before becoming a Trustee or within 30 days after becoming a Trustee to defer any unpaid portion of the retainer of such fiscal year and the fees for any future meetings during such fiscal year by filing an election form with the Secretary of the Evergreen Fund, and (ii) Trustees may elect to defer any unpaid portion of the retainer for the fiscal year in which Deferred Compensation Plans or agreements are first authorized by the Board and any unpaid fees for any future meetings during such fiscal year by submitting an election form to the Secretary of an Evergreen Fund within 30 days of such authorization.

          (2) Compensation Deferrals shall be withheld from each payment of Compensation by an Evergreen Fund to the Trustee based upon the percentage amount elected by the Trustee under Section 3.1 (a) hereof.

          (3) The Trustee may cancel or modify the amount of his Compensation Deferrals on a prospective basis by submitting to the Secretary of an Evergreen Fund a revised Compensation Deferral election form. Subject to the provisions of Section 4.2 hereof, such change will be effective as of the first day of the Deferral Year following the date such revision is submitted to the Secretary of the Evergreen Fund.

3.2      Valuation of Deferral Account.
         -----------------------------

          (1) An Evergreen Fund shall establish a bookkeeping Deferral Account to which will be credited an amount equal to the Trustee's Compensation Deferrals under this Plan. Compensation Deferrals shall be allocated to the Deferral Account on the day such Compensation Deferrals are withheld from the Trustee's Compensation and shall be deemed invested pursuant to Section 3.3, below, as of the same day. The Deferral Account shall be debited to reflect any distributions from such Account. Such debits shall be allocated to the Deferral Account as of the date such distributions are made.

          (2) As of each Valuation Date, income, gain and loss equivalents (determined as if the Deferral Account is invested in the manner set forth under Section 3.3, below) attributable to the period following the next preceding Valuation Date shall be credited to and/or deducted from the Trustee's Deferral Account.

3.3      Investment of Deferral Account Balance.
         --------------------------------------

P/ssdocs/public/foleyke/deferred comp. Plan 1-1-00.doc
                                                       -13-

          {N0007766; 1} (1) The Trustee may select from various options made available by the Evergreen Funds the investment media in which all or part of his Deferral Account shall be deemed to be invested.

          (a) The Trustee shall make an investment designation on a form provided by the Secretary of the Evergreen Funds (Attachment A) which shall remain effective until another valid designation has been made by the Trustee as herein provided. The Trustee may amend his investment designation daily by giving instructions to the Secretary of the Evergreen Funds.

          (b) Any changes to the investment media to be made available to the Trustee, and any limitation on the maximum or minimum percentages of the Trustee's Deferral Account that may be invested in any particular medium, shall be communicated from time-to- time to the Trustee by the Secretary of the Evergreen Funds.

          (2) Except as provided below, the Trustee's Deferral Account shall be deemed to be invested in accordance with his investment designations, provided such designations conform to the provisions of this Section. If:

          (a) the Trustee does not furnish the Secretary of the Evergreen Funds with complete, written investment instructions, or Funds with

          (b) the written investment instructions from the Trustee are unclear,

          then the Trustee's election to make Compensation Deferrals hereunder shall be held in abeyance and have no force and effect, and he shall be deemed to have selected the Evergreen Money Market Fund until such time as the Trustee shall provide the Secretary of the Evergreen Funds with complete investment instructions. In the event that any Evergreen Fund under which any portion of the Trustee's Deferral Account is deemed to be invested ceases to exist, such portion of the Deferral Account thereafter shall be held in the successor to such Evergreen Fund, subject to subsequent deemed investment elections.

          The amount of the earnings credited to a Trustee's Deferral Account shall be determined by using the Evergreen Fund(s) selected by the Trustee to measure the hypothetical performance of the Trustee's Deferral Account. The value of a Deferral Account, as of any date, will be equal to the value such account would have had if the amount credited to it had been invested and reinvested in shares of the Evergreen Fund(s) designated by the Trustee ("Designated Shares"). Trustees may change the designation of the Evergreen Fund(s) in which their compensation deferrals are deemed to be invested daily by giving instructions to the Secretary of the Evergreen Funds. In such a case, the Designated Shares of one Evergreen Fund will be exchanged for Designated Shares of another Evergreen Fund based on the net asset value per share of the respective Evergreen Funds. Each Deferral Account will be credited or changed with book adjustments representing all interest, dividends and other earnings and all gains and losses that would have been realized had the amounts credited to such account actually been invested in the Designated Shares. A participating Evergreen Fund's obligation to make payments with respect to a Deferral Account is and will remain a general obligation of the Evergreen Fund to be made pro rata from the general assets and property of each Evergreen Fund portfolio.

               The Secretary of the Evergreen Funds shall provide an annual statement to the Trustee showing such information as is appropriate, including the aggregate amount in the Deferral Account, as of a reasonably current date.

4.       .                 DISTRIBUTIONS FROM DEFERRAL ACCOUNT
                           -----------------------------------

               4.1 In General. Distributions from the Trustee's Deferral Account may be paid in a lump sum or in installments as elected by the Trustee commencing on or as soon as practicable after a date specified by the Trustee, which may not be sooner than the earlier of the first business day of January following (a) a date five years following the deferral election, or (b) the year in which the Trustee ceases to be a member of the Board of Trustees of the Evergreen Funds. Notwithstanding the foregoing, in the event of the liquidation, dissolution or winding up of an Evergreen Fund or the distribution of all or substantially all of an Evergreen Fund's assets and property relating to one or more series of its shares to the shareholders of such series (for this purpose a sale, conveyance or transfer of an Evergreen Fund's assets to a trust, partnership, association or corporation in exchange for cash, shares or other securities with the transfer being made subject to, or with the assumption by the transferee of, the liabilities of the Evergreen Fund shall not be deemed a termination of the Evergreen Fund or such a distribution), all unpaid amounts in the Deferral Account as of the effective date thereof shall be paid in a lump sum on such effective date. In addition, upon application by a Trustee and determination by the Chairman of the Board of Trustees of the Evergreen Funds that the Trustee has suffered a severe and unanticipated financial hardship, the Secretary shall distribute to the Trustee, in a single lump sum, an amount equal to the lesser of the amount needed by the Trustee to meet the hardship plus applicable income taxes payable upon such distribution, or the balance of the Trustee's Deferral Account.

                    4.2 Death Prior to Complete Distribution of Deferral Account. Upon the death of the Trustee (whether prior to or after the commencement of the distribution of the amounts credited to his Deferral Account), the balance of such Account shall be distributed to his Beneficiary in a lump sum as soon as practicable after the Trustee's death.

                    4.3 Designation of Beneficiary.  For purposes of Section 4.2 hereof, the Trustee's Beneficiary shall be the person or persons so designated by the Trustee in a written instrument submitted to the Secretary of the Evergreen Funds (Attachment B). In the event the Trustee fails to properly designate a Beneficiary, his Beneficiary shall be the person or persons in the first of the following classes of successive preference Beneficiaries surviving at the death of the Trustee: the Trustee's (1) surviving spouse, or (2) estate.

5.       .        AMENDMENT AND TERMINATION
                  -------------------------

                    5.1 The  Board  of  Trustees  may at any  time  in its  sole discretion amend or terminate this Plan; provided, however, that no such amendment or termination shall adversely affect the right of Trustees to receive amounts previously credited to their Deferral Accounts.

6.       .        MISCELLANEOUS

6.1      Rights of Creditors.
         -------------------

                    (1) This  Plan is an  unfunded  and  non-qualified  deferred compensation arrangement. Neither the Trustee nor other persons shall have any interest in any specific asset or assets of an Evergreen Fund by reason of any Deferral Account hereunder, nor any rights to receive distribution of his Deferral Account except as and to the extent expressly provided hereunder. An Evergreen Fund shall not be required to purchase, hold or dispose of any investments pursuant to this Plan; however, if in order to cover its obligations hereunder the Evergreen Fund elects to purchase any investments the same shall continue for all purposes to be a part of the general assets and property of the Evergreen Fund, subject to the claims of its general creditors and no person other than the Evergreen Fund shall by virtue of the provisions of this Plan have any interest in such assets other than an interest as a general creditor.

                    (2) The rights of the Trustee and the  Beneficiaries  to the amounts held in the Deferral Account are unsecured and shall be subject to the creditors of the Evergreen Funds. With respect to the payment of amounts held under the Deferral Account, the Trustee and his Beneficiaries have the status of unsecured creditors of the Evergreen Funds. This Plan is executed on behalf of the Evergreen Fund by an officer of an Evergreen Fund as such and not individually. Any obligation of an Evergreen Fund hereunder shall be an unsecured obligation of the Evergreen Fund and not of any other person.

                    6.2 Agents. The Evergreen Funds may employ agents and provide for such clerical, legal, actuarial, accounting, advisory or other services as they deem necessary to perform their duties under this Plan. The Evergreen Funds shall bear the cost of such services and all other expenses they incur in connection with the administration of this Plan.

                    6.3 Incapacity.  If an Evergreen Fund shall receive evidence satisfactory to it that the Trustee or any Beneficiary entitled to receive any benefit under this Plan is, at the time when such benefit becomes payable, a minor, or is physically or mentally incompetent to give a valid release therefor, and that another person or an institution is then maintaining or has custody of the Trustee or Beneficiary and that no guardian, committee or other representative of the estate of the Trustee or Beneficiary shall have been duly appointed, the Evergreen Fund may make payment of such benefit otherwise payable to the Trustee or Beneficiary to such other person or institution, including a custodian under a Uniform Gifts to Minors Act, or corresponding legislation (who shall be a guardian of the minor or a trust company), and the release of such other person or institution shall be a valid and complete discharge for the payment of such benefit.

                    6.4 No Guarantee of Trusteeship.  Nothing  contained in this
               Plan shall be construed as a guaranty or right of any Trustee to be continued as a Trustee of one or more of the Evergreen Funds (or of a right of a Trustee to any specific level of Compensation) or as a limitation of the right of any of the Evergreen Funds, by shareholder action or otherwise, to remove any of its trustees.

                    6.5 Counsel. The Evergreen Funds may consult with legal counsel with respect to the meaning or construction of this Plan, their obligations or duties hereunder or with respect to any action or proceeding or any question of law, and they shall be fully protected with respect to any action taken or omitted by them in good faith pursuant to the advice of legal counsel.

                    6.6 Spendthrift Provision.  The Trustees' and Beneficiaries'
               interests in the Deferral Account shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charges and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; nor shall any portion of any such right hereunder be in any manner payable to any assignee, receiver or trustee, or be liable for such person's debts, contracts, liabilities, engagements or torts, or be subject to any legal process to levy upon or attach.

                    6.7 Notices. For purposes of this Plan, notices and all other communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when delivered personally or mailed by United States registered or certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight delivery service, addressed to the Trustee at the home address set forth in the Evergreen Funds' records and to an Evergreen Fund at its principal place of business, provided that all notices to an Evergreen Fund shall be directed to the attention of the Secretary of the Evergreen Fund or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of charge of address shall be effective only upon receipt.

                    6.8 Interpretation of Plan. Interpretation of, and determinations related to, this Plan made by the Evergreen Funds in good faith, including any determinations of the amounts of the Deferral Account, shall be conclusive; and an Evergreen Fund shall not incur any liability to the Trustee for any such interpretation or determination so made or for any other action taken by it in connection with this Plan in good faith.

                    6.9 Successors and Assigns. This Plan shall be applicable to, and shall inure to the benefit of, the Evergreen Funds and their successors and assigns and to the Trustees and his heirs, executors, administrators and personal representatives.

                                  ATTACHMENT A

                           DEFERRED COMPENSATION PLAN

                             DEFERRAL ELECTION FORM


TO:                    The Secretary of the Evergreen Funds

FROM:

DATE:


                    With respect to the Deferred Compensation Plan I hereby make the following elections:

               Deferral of Compensation

                    Starting with  Compensation to be paid to me with respect to services provided by me to The Evergreen Funds after the date this election form is provided to The Evergreen Funds, and for all periods thereafter (unless subsequently amended by way of a new election form), I hereby elect that ___ percent (___%) of my Compensation (as defined under the Plan) be deferred and that each Fund establish a bookkeeping account credited with amounts equal to the amount so deferred (the "Deferral Account"). The Deferral Account shall be further credited with income equivalents as provided under the Plan. Each Compensation Deferral (as defined in the Plan) shall be deemed invested as of the end of the calendar quarter during which such Compensation Deferral is withheld from my Compensation.

                    I wish the Compensation Deferral to be invested in the Funds and percentages noted in Annex A to this Form.

                    I understand  that the amounts held in the Deferral  Account shall remain the general assets of The Evergreen Funds and that, with respect to the payment of such amounts, I am merely a general creditor of The Evergreen Funds. I may not sell, encumber, pledge, assign or otherwise alienate the amounts held under the Deferral Account.

Distributions from Deferral Account

           I hereby elect that distributions from my Deferral Account be paid:

               _____ in a lump sum or

                    _____ in quarterly  installments  for ____ years  (specify a number of years not to exceed five);


Commencing on the first business day of January following:

               _____ the year in which I cease to be a member of the
              Board of Trustees of the Funds, or

               _____ (a calendar year but not a year earlier than 2000).


                    I hereby  agree that the terms of the Plan are  incorporated herein and are made a part hereof. Dated as of the day and year first above written.

WITNESS:                                                      TRUSTEE:


------------------------                             -------------------------


                            RECEIVED:
                            THE EVERGREEN FUNDS

                            By:_____________________
                            Name: __________________
                                                    ---------------------
                            Title: ___________________
                                                    -------------------
                            Date: ___________________
                                                    ---------------------

                                                   ANNEX A

               I desire that my deferred Compensation be invested as follows:




[Names of Available Evergr                                        _____%
 as may be updated from time to time]







                                                   ----------------------
                                                   100% of Deferred
                                                   Compensation amount

                                                 ATTACHMENT B


                                                 THE EVERGREEN FUNDS

                                             DEFERRED COMPENSATION PLAN

                                             DESIGNATION OF BENEFICIARY



                    You may designate one or more  beneficiaries  to receive any amount remaining in your Deferral Account at your death. If your Designated Beneficiary survives you, but dies before receiving the full amount of the Deferral Account to which he or she is entitled, the remainder will be paid to the Designated Beneficiary's estate, unless you specifically elect otherwise in your Designation of Beneficiary form.

                    You may  indicate  the names not only of one or more primary
               Designated Beneficiaries but also the names of secondary beneficiaries who would receive amounts in your Deferral Account in the event the primary beneficiary or beneficiaries are not alive at your death. In the case of each Designated Beneficiary, give his or her name, address, relationship to you, and the percentage of your Deferral Account he or she is to receive. You may change your Designated Beneficiaries at any time, without their consent, by filing a new Designation of Beneficiary form with the Secretary of the Funds.


                                              * * * * * * * * * * * * *


                    As  a   participant   in  the  Evergreen   Funds'   Deferred
               Compensation Plan (the "Plan"), I hereby designate the person or persons listed below to receive any amount remaining in my Deferral Account in the event of my death. This designation of beneficiary shall become effective upon its delivery to the Secretary of the Funds prior to my death, and revokes any designation(s) of beneficiary previously made by me. I reserve the right to revoke this designation of beneficiary at any time without notice to any beneficiary.

 I hereby name the following as primary Designated Beneficiaries under the Plan:


Name                                Relationship     Percentage        Address

---------------------- ----------   ---------%       ---------------------------

Name                                Relationship     Percentage        Address

---------------------- ----------   ---------%       ---------------------------


Name                                Relationship     Percentage        Address

---------------------- ----------   ---------%       ---------------------------


Name                                Relationship     Percentage        Address

---------------------- -----------  ---------%       ---------------------------

                    In the  event  that  one or  more of my  primary  Designated
               Beneficiaries predeceases me, his or her share shall be allocated among the surviving primary Designated Beneficiaries. I name the following as secondary Designated Beneficiaries under the Plan, in the event that no primary Designated Beneficiary survives me:


Name                                Relationship     Percentage        Address

-----------------------             ----------       ---------%        ---------


Name                                Relationship     Percentage        Address

-----------------------             ----------       ---------%        -----------------------------


Name                                Relationship     Percentage        Address

-----------------------             ----------       ---------%        -----------------------------


Name                                        Relationship      Percentage        Address

---------------------------         ----------       ---------%        ------------------------


                    In the event that no primary Designated Beneficiary survives me and one or more of the secondary Designated Beneficiaries predeceases me, his or her share shall be allocated among the surviving secondary Designated Beneficiaries.



----------------                                        ------------------------
   (Witness)                                             (Signature of Trustee)

Date:                                                    Date: